DECHERT PRICE & RHOADS
                               1500 K Street, N.W.
                            Washington, DC 20005-1208

                            Telephone: (202) 626-3300
                               Fax: (202) 626-3334




                                  May 22, 1997


Templeton Global Investment Trust
700 Central Avenue
St. Petersburg, Florida 33701

Dear Sir or Madam:

As counsel for Templeton Global Investment Trust (the "Trust") during the fiscal year ended March 31, 1997, we are familiar with the registration of the Trust under the Investment Company Act of 1940 (File No. 811-8226) and with the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No. 33-73244) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

Based upon the foregoing, it is our opinion with respect to the 5,579,451 Shares (representing 308,754 Shares of Americas Government Securities Fund, 1,239,554 Shares of Global Infrastructure Fund, 636,631 Shares of Greater European Fund, 1,448,544 Shares of Growth and Income Fund, and 1,945,968 Shares of Latin America Fund) the registration of which is being made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Trust for its fiscal year ended March 31, 1997, assuming such Shares were sold at the public offering price and delivered by the Trust against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, fully paid, and non-assessable by the Trust.

We consent to the filing of this opinion in connection with the Notice on Form 24F-2 to be filed by the Trust with the Securities and Exchange Commission for the Trust's fiscal year ended March 31, 1997.

                                       Very truly yours,

                                   /s/DECHERT PRICE & RHOADS
                                      Dechert Price & Rhoads